EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 4, 2019 (May 3, 2019 as to the effect of the stock split described in Note 17), relating to the consolidated financial statements of Fastly, Inc. and subsidiaries (“the Company”), appearing in the Prospectus dated May 16, 2019 filed by the Company, pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to the Company’s Registration Statement No. 333-230953 on Form S-1, as amended.

/s/ Deloitte & Touche LLP

San Francisco, California

May 16, 2019